UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2005 (February 28, 2005)

COMSTOCK HOMEBUILDING COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, SUITE 510 RESTON, VIRGINIA 20910
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (703) 883-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

(a)                                  On February 28, 2005, Comstock Homebuilding Companies, Inc. (the “Company”), through Comstock Countryside, L.C., a Virginia limited liability company that is a wholly-owned subsidiary of the Company (the “Subsidiary”), completed a $16 million real estate purchase transaction.  The transaction was undertaken pursuant to a Real Estate Purchase Contract (the “Purchase Agreement”), by and between Subsidiary (as Purchaser) and Westwick Apartments LLC, a Maryland limited liability company (as Seller), to purchase the property commonly known as the Villas at Countryside (the “Villas at Countryside”), located in the Town of Sterling, Loudon County, Virginia.

The Villas at Countryside is currently a 102 unit apartment complex consisting of one to three bedroom apartments.  The Company plans to convert the apartment units to condominium units and sell those converted and upgraded units.  The Purchase Agreement provided for the payment in full of the $16 million purchase price on the closing date.  The Company, through the Subsidiary, paid the entire purchase price on February 28, 2005.

(b)                                 On March 3, 2005, the Company executed a Services Agreement, dated March 3, 2005 but effective as of October 1, 2004 (the “Services Agreement”), with Comstock Asset Management, L.C., a Virginia limited liability company (“CAM”).  CAM is a related party entity that is wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company.  Pursuant to the Services Agreement, the Company will provide CAM a number of management and property development services as a subcontractor and consultant to CAM in connection with the development of properties at the Loudon Station project, located in Loudoun County, Virginia.  The Company will be paid a monthly management fee of $20,000 by CAM.  Furthermore, when the Company assigns a full time on-site superintendent, the Company will receive an additional project superintendent fee from CAM.  As additional consideration, CAM has agreed to give the Company a right of first refusal on CAM’s rights to purchase any portion of the Loudon Station properties designated for residential real estate development.  The Services Agreement shall remain in effect for five years from its effective date, unless the project is earlier completed or the Services Agreement is earlier terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005

COMSTOCK HOMEBUILDING COMPANIES, INC.

	By:	/s/ Jubal Thompson
Jubal Thompson
General Counsel and Secretary